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Exhibit 10.23

GT SOLAR INTERNATIONAL, INC.

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of August 6, 2007, between GT Solar International, Inc., a Delaware corporation (the "Company"), and John Tattersfield ("Executive").

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Employment.    The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date of this Agreement and ending as provided in paragraph 4 hereof (the "Employment Period").

        2.    Position and Duties.

          (a)   During the Employment Period, Executive shall serve as the Senior Vice President of Operations of the Company and shall have the normal duties, responsibilities, functions and authority of the Senior Vice President of Operations, subject to the power and authority of the Company's board of directors (the "Board") to expand or limit such duties, responsibilities, functions and authority and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive's position as the Board or the Company's President and Chief Executive Officer may from time to time direct.

          (b)   During the Employment Period, Executive shall report to the Company's President and Chief Executive Officer and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's and its Subsidiaries' policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company's and its Subsidiaries' efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation. During the Employment Period, Executive shall not serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of or otherwise participate in solely educational, welfare, social, religious, sporting club and civic organizations so long as such activities do not interfere with Executive's employment with the Company and its Subsidiaries.

          (c)   For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

        3.    Compensation and Benefits.

          (a)   Within five (5) business days following the date of this Agreement, the Company shall pay Executive a starting bonus in a one-time lump sum amount of $25,000.00, which bonus shall be subject to withholding as provided in clause (i) below.

          (b)   During the Employment Period, Executive's base salary shall be $175,000.00 per annum or such higher rate as the Compensation Committee of the Board (the "Compensation Committee") may determine from time to time (as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in proportionate, bi-weekly installments and in accordance with the Company's general payroll practices in effect from time to time. During the period beginning on the date of this Agreement and ending December 31, 2007, the Base Salary shall be pro rated on an annualized basis. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs (other than bonuses and other incentive programs, except as otherwise (i) provided herein or (ii) determined by the Board) for which senior executive employees of the Company and its Subsidiaries are generally eligible, and Executive shall be entitled to three (3) weeks of paid vacation and six (6) days of paid leave for illness each calendar year in accordance with the Company's policies. During the period beginning on the date of this Agreement and ending December 31, 2007, Executive's paid vacation and sick leave shall be pro-rated on an annualized basis.

          (c)   During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (d)   In addition to the Base Salary, during the Employment Period, Executive shall be entitled to participate in the Management Incentive Program of the Company, the terms of which FY 2008 are attached as Exhibit A hereto (the "MIP"), under which Executive may be eligible to receive a bonus based upon the achievement of such performance targets and other conditions as stated in the MIP; provided, however, that Executive must execute a participant agreement with the Company prior to being deemed a participant in the MIP. The MIP for future years shall be determined by the Compensation Committee of the Board of Directors. While the company cannot guarantee the terms and conditions of any incentive plan in future years, participation shall be extended to an extent commensurate with the Executive's position.

          (e)   During the Employment Period, Executive shall be entitled to a lump-sum payment of $31,250.00 on each of the four anniversaries of the date of this Agreement (each such date, an "Anniversary Date" and each such payment, a "Long-Term Incentive Cash Bonus Award"); provided, however, upon the first Change in Control (as defined below), if any, to occur prior to the fourth Anniversary Date and during the Employment Period, (i) the Long-Term Incentive Cash Bonus Award that would otherwise not be payable until the first Anniversary Date following the Change in Control shall, in lieu thereof, be paid by the Company to Executive within five (5) business days following the Change in Control (such payment, the "Accelerated Award") and (ii) the amount due on each of the remaining Anniversary Dates during the Employment Period shall be adjusted to an amount equal to the quotient determined by dividing (x) the sum of the remaining unpaid Long-Term Incentive Cash Bonus Awards (excluding the Accelerated Award) by (y) the remaining number of Anniversary Dates (including the Anniversary Date on which the Accelerated Award would otherwise have been paid). For purposes of this Section 3, "Change in Control" means any (A) sale of all or substantially all of the assets (excluding cash, cash-equivalents or marketable securities) of the Company and its Subsidiaries, taken as a whole, (B) acquisition by any person, or any group of persons acting in concert (for purposes of acquiring, holding, voting or disposing of voting securities of the Company), of shares of capital stock of the Company with ordinary voting power sufficient to elect a majority of the Board or (C) merger, share issuance, recapitalization or other transaction that has the effect of the foregoing. For the avoidance of doubt, the parties hereto agree that neither a distribution of capital stock of the Company to its stockholders, nor an initial public offering, is a Change in Control.

          (f)    The Company may in the future adopt one or more long-term incentive plans or programs, with regard to which the Board shall retain the exclusive right in its discretion to determine the applicable terms and to identify the persons eligible to participate. Nothing in this Agreement shall be understood to grant or guarantee Executive a right to participate in any such plan or program. If Executive is eligible to participate in a future long-term incentive plan or program, he shall be allowed to do so to an extent commensurate with his position and performance level.

          (g)   From the date of this Agreement until the earlier of (i) the termination of the Employment Period and (ii) the eighteen (18) month anniversary of this Agreement, the Company shall reimburse Executive (within thirty (30) days of Executive's payment thereof) for the cost of the monthly premium up to $1,800.00 to maintain health insurance coverage under COBRA.

          (h)   During the Employment Period, the Company shall reimburse Executive for all reasonable expenses (not to exceed an aggregate of $1,200.00 per month) incurred by him in connection with leasing an apartment near the headquarters of the Company.

          (i)    All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company and its Subsidiaries.

        4.    Termination.

          (a)   The Employment Period shall begin on the date of this Agreement and end one (1) year thereafter and shall automatically be renewed on the same terms and conditions set forth herein (as modified from time to time by the parties hereto) for additional one (1) year periods unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period not less than 30 days and not more than 90 days prior to any such renewal date: provided that (i) the Employment Period shall terminate immediately upon Executive's resignation (with or without Good Reason, as defined below), death or Disability (as defined below) as determined by the Board in its good faith judgment and (ii) the Employment Period may be terminated by the Company at any time prior to such date with or without Cause (as defined below). Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive; provided that, the Company shall provide at least thirty (30) days advanced notice to Executive in the event the Company terminates Executive's employment without Cause. Executive shall provide at least thirty (30) days advanced written notice of Executive's resignation of employment with or without Good Reason, as defined below to the Board.

          (b)   If the Employment Period is terminated by the Company without Cause or as a result of the Company's exercise of its right not to renew the Employment Period or as a result of Executive's resignation with Good reason and without remedy by the Company, Executive shall be entitled to:

              (i)  continue to receive his Base Salary (paid in accordance with the Company's general payroll practices in effect on the termination date) as special severance payments from the date of termination for a period of twelve (12) months thereafter (the "Severance Period");

             (ii)  benefits continuation to the extent permitted by the applicable benefit plans, continued participation during the Severance Period in health insurance plans sponsored by the Company on terms and conditions in effect at the time of such termination (including cost sharing if applicable) substantially similar to those applicable to employees of the Company generally;

            (iii)  An MIP award subject to any election by the Board, or such other body appointed by the Board, to pay a bonus. Any MIP award granted shall be calculated on a pro-rata basis (based on the number of days Executive was employed during the fiscal year in which the

    Employment Period was terminated or expired) of the total bonus available under the MIP, if any, that would have been payable to Executive for the fiscal year in which the Employment Period was terminated or expired, had the Employment Period not been terminated during such year, payable at the time Executive would have been entitled to receive such bonus had the Employment Period not been terminated or expired; and

            (iv)  within thirty (30) business days of the date of termination, a pro-rata portion (based on the number of days Executive was employed since the preceding Anniversary Date) of the Long-Term Incentive Cash Bonus Award that would otherwise be paid on the next scheduled Anniversary Date; provided, however, if termination occurs on an Anniversary Date, then Executive shall be entitled only to the regularly scheduled Long-Term Incentive Cash Bonus Award payable on such termination date;

  provided, however, Executive shall be entitled to the payments and benefits described in clauses (b)(i), (b)(ii), (b)(iii) and b(iv) of this paragraph if and only if Executive has executed and delivered to the Company the Mutual Release substantially in form and substance as set forth in Exhibit B attached hereto within twenty-two (22) days following the day of termination and the Mutual Release has become effective, and only so long as Executive has not revoked or breached the provisions of the Mutual Release or breached the provisions of paragraphs 5, 6 and 7 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period (provided that if any stock of the Company is publicly traded and Executive is a "specified employee" of the Company, both within the meaning of the Internal Revenue Code §409A, any amounts of nonqualified deferred compensation that would otherwise be payable to Executive prior to the date that is six (6) months following the date of termination pursuant to this paragraph 4(b) shall be deferred and paid on such date, or, if earlier, upon Executive's death). Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company's employee benefit plans or as otherwise expressly required by applicable law. The amounts payable pursuant to this paragraph 4(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period; provided that Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder.

          (c)   If the Employment Period is terminated by the Company for Cause; is deemed to be a resignation for cause or expires through Executive's election not to renew the Employment Period, Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required by applicable law.

          (d)   Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

          (e)   For purposes of this Agreement, "Cause" shall mean with respect to Executive one or more of the following: (i) the conviction for a felony or other crime involving moral turpitude or the conviction for any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) repeatedly reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs in the workplace or other repeated conduct causing the Company or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board or the Company's President and Chief

  Executive Officer, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (vi) any other material breach of this Agreement which is not cured to the Company's reasonable satisfaction within fifteen (15) days after written notice thereof to Executive.

          (f)    For purposes of this Agreement, "Disability" shall mean Executive's inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries for a period of 90 consecutive days or for a total of 180 days during any 12-month period as a result of any mental or physical illness, disability or incapacity even with reasonable accommodations for such illness, disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Compensation Committee in its reasonable good faith judgment based on information furnished by a qualified physician concerning the extent of any mental or physical illness, disability or incapacity and the likelihood and timing of any return to full duty. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive's condition with the Company). Further if this agreement is terminated through the Executive's Death or Disability, the company shall provide benefits continuation to the Executive's eligible family members according to the terms and conditions of COBRA. Additionally, if this agreement is terminated through the Executive's Death or Disability, the company shall pay a pro-rata portion of the annual target bonus based on the number of days in which the Executive was deemed to be a participant in the plan during the plan year. Such payment shall be made following completion of the plan year at the time that would coincide with any bonus disbursement had Death or Disability not occurred.

          (g)   For purposes of this Agreement, "Good Reason" shall mean if Executive resigns from employment with the Company and its Subsidiaries prior to the end of the Employment Period as a result of the occurrence of one or more of the following events: (i) the Company reduces the amount of the Base Salary (other than as a result of a general across-the-board salary reduction applicable to all senior executives of the Company), reduces any Long-Term Incentive Cash Bonus Award payable to Executive in a manner inconsistent with paragraph 3(e) or elects to eliminate the MIP without permitting Executive to participate in an annual incentive bonus plan in place of the MIP which offers a potential bonus payment comparable to that earnable at 100% of plan target by Executive under the MIP, (ii) the Company changes Executive's title and reduces his responsibilities or authority in a manner materially inconsistent with that of the position of Senior Vice President of Operations or (iii) the Company changes Executive's place of work to a location outside of New Hampshire or Massachusetts; provided that in order for Executive's resignation for Good Reason to be effective hereunder, Executive must provide written notice to the Company stating Executive's intent to resign for Good Reason and the grounds therefor within thirty (30) days after such grounds exist and grant the Company thirty (30) days from receipt of such notice to remedy or otherwise remove the grounds supporting Executive's resignation for Good Reason.

        5.    Confidential Information.

          (a)   Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Subsidiaries concerning the business or affairs of the Company, or any other Subsidiary ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its Subsidiaries ("Third Party Information"), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company, or any other Subsidiaries which he may then possess or have under his control.

          (b)   Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment. If at any time during the Employment Period Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the Company's President and Chief Executive Officer so that Executive's duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior employment positions and that Executive has nothing that contains any information which belongs to any former employer. If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive's former employer. The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive's duties hereunder.

          (c)   Executive acknowledges and agrees that the Company's business depends on the extensive use of highly proprietary trade secrets related to the business, including (among other things) extremely complex subject matters, in particular, photovoltaic fabrications lines and photovoltaic manufacturing equipment (collectively, "PV"). Executive acknowledges and agrees that the Company's trade secrets and Confidential Information related to its business in general, and PV in particular, are unique in the solar power marketplace and that Executive will have access to, and be required to know and use, the Company's highly proprietary information on a day-to-day basis in his job with the Company. Accordingly, Executive acknowledges and agrees that, should a competitor to the Company gain access to the information Executive will use on a day-to-day basis while employed at the Company, the Company would lose a significant competitive advantage in the marketplace.

        6.    Intellectual Property, Inventions and Patents.    Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company and its Subsidiaries, whether before or after the date of this Agreement ("Work Product"), belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at the Company's expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

        7.    Non-Compete, Non-Solicitation.

          (a)   Executive acknowledges and agrees that should Executive depart the Company and become engaged by a competitor within a one (1) year period following his departure, Executive would by necessity utilize and rely upon the extensive proprietary information, Confidential Information and trade secrets, related to the business, that Executive was required to know, and use, on a day-to-day basis while employed by the Company. Executive also acknowledges that during the course of his employment with the Company and its Subsidiaries he shall become intimately familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that his services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (the "Noncompete Period"), he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business or entity competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process during the Employment Period or on the date of the termination of the Employment Period, within any geographical area in which the Company or its Subsidiaries engage in such business or actively plan to engage in such businesses at the time of Executive's departure from the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this agreement, competitors shall be deemed to include the following companies listed in Exhibit D.

          (b)   In addition, during the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary with whom Executive had any material contact while employed by the Company to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary. During and after the Employment Period, Executive shall not directly or indirectly through another person or entity disparage, criticize, defame, slander or otherwise make any negative statements or communications regarding the Company or its Subsidiaries or affiliates or their respective past and present investors, officers, directors or employees.

        8.    Enforcement.    If, at the time of enforcement of paragraphs 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company and its Subsidiaries would suffer irreparable harm from a breach of paragraphs 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company and its Subsidiaries and their successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security

        9.    Additional Acknowledgments.    In addition, Executive acknowledges that the provisions of paragraphs 5, 6 and 7 are in consideration of employment with the Company and additional good and valuable consideration as set forth in this Agreement. Executive also acknowledges that (i) the restrictions contained in paragraphs 5, 6 and 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive's ability to earn a living, (ii) the business of the Company and its Subsidiaries is international in scope and without geographical limitation and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including Executive), the Company and its Subsidiaries have business activities and have valuable business relationships within its industry throughout the world. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries of the non-enforcement of paragraphs 5, 6 and 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future and that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

        10.    Executive's Representations.    Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

        11.    Survival.    Paragraphs 4 through 26, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

        12.    Notices.    Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

  Notices to Executive:

  519 Bay Road
  South Easton, MA 02375

  Notices to the Company:

  GT Solar International, Inc.
  243 Daniel Webster Highway
  Merrimack, NH 03054
  Attn: President and Chief Executive Officer
  cc: General Counsel

  With a copy to:

  Kirkland & Ellis LLP
  777 South Figueroa Street
  Los Angeles, CA 90017
  Attn: John A. Weissenbach and Damon R. Fisher

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

        13.    Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        14.    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

        15.    No Strict Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

        16.    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        17.    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

        18.    Choice of Law.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire. In furtherance of the foregoing, the internal law of the State of New Hampshire shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

        19.    Amendment and Waiver.    The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

        20.    Insurance.    The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

        21.    Indemnification and Reimbursement of Payments on Behalf of Executive.    The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its Subsidiaries or Executive's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted

        22.    Arbitration.    Except with respect to disputes or claims under paragraphs 5, 6 and 7 hereof (which may be pursued in any court of competent jurisdiction as specified below in paragraph 23 and with respect to which each party shall bear the cost of its own attorney's fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit C hereto shall be the sole and exclusive method for resolving any claim or dispute ("Claim") arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its Subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties. Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto).

        23.    Consent to Jurisdiction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

        24.    Waiver of Jury Trial.    AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

        25.    Corporate Opportunity.    Executive shall submit to the Board all business, commercial and investment opportunities, or offers presented to Executive or of which Executive becomes aware at any time during the Employment Period which relate to the business of the Company ("Corporate Opportunities"). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive's own behalf.

        26.    Executive's Cooperation.    During the Employment Period and thereafter, Executive shall use his reasonable efforts to cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). In the event the Company requires Executive's cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

        *            *            *             *            *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GT SOLAR INTERNATIONAL, INC.
By:	/s/ Brian Logue
Its:	Vice President, Human Resources
/s/ John Tattersfield John Tattersfield

Exhibit A

MANAGEMENT INCENTIVE PROGRAM

A-1

[This Mutual Release should not be signed at the time the Employment Agreement is entered into. Instead, it would be signed within 22 days following the date of termination of employment.]

Exhibit B

MUTUAL RELEASE

        The parties in consideration of and subject to the performance by the parties, of their obligations under the Employment Agreement, dated as of [                                    ] between the Company and the Executive (the "Agreement"), do hereby release one another (collectively, the Released Parties" as of the date hereof to the extent provided below.

          1.     The released parties understand that any payments or benefits paid or granted under paragraph 4(b) of the Agreement represent, in part, consideration for signing this Mutual Release and are not salary, wages or benefits to which are considered entitled. The parties understand and agree that the Executive will not receive the payments and benefits specified in paragraph 4(b) of the Agreement unless the released parties execute this Mutual Release and the Executive does not revoke this Mutual Release within the time period permitted hereafter or breach this Mutual Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. The parties also acknowledge and represent that the Executive has received all payments and benefits that the Executive is entitled to receive (as of the date hereof) by virtue of any employment by the Company.

          2.     Except as provided in paragraph 4 below and except for the provisions of the Employment Agreement which expressly survive the termination of the Executive's employment with the Company, the released parties knowingly and voluntarily (for themselves, heirs, executors, employees, administrators and assigns) release and forever discharge one another and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Mutual Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Released Parties which the parties (heirs, executors, employees, administrators and assigns) may have, which arise out of or are connected with the Executive's employment with, or the Executive's separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").

          3.     The parties represent that they have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

          4.     The Executive agrees that this Mutual Release does not waive or release any rights or claims that the Executive may have under the Age Discrimination in Employment Act of 1967 which arise after the date the Executive executes this Mutual Release. The Executive acknowledges and agrees that any separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

          5.     In signing this Mutual Release, the parties acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The parties expressly consent that this Mutual Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a Mutual release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The parties acknowledge and agree that this waiver is an essential and material term of this Mutual Release and that without such waiver the Company would not have agreed to the terms of the Agreement. The parties further agree that in the event either party should bring a Claim seeking damages against the other, or in the event seek to recover against one another in any Claim brought by a governmental agency on their behalf, this Mutual Release shall serve as a complete defense to such Claims. The parties further agree that they are not aware of any pending claim of the type described in paragraph 2 as of the execution of this Mutual Release.

          6.     The parties agree that neither this Mutual Release, nor the furnishing of the consideration for this Mutual Release, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

          7.     The Executive agrees that he will forfeit all amounts payable by the Company pursuant to the Agreement if the Executive challenges the validity of this Mutual Release. The parties agree that a violation of the Mutual Release by suing either party shall subject the party who initiates the suit to payment of all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and the return all payments received by the Executive pursuant to the Agreement in the event they are the party who initiates the suit.

          8.     The parties agree not to disparage one another, past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Executive, the Company and its affiliates confidential unless a prior written release from either party is obtained. The Executive further agree that as of the date hereof, he has returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that the Executive shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

          9.     Notwithstanding anything in this Mutual Release to the contrary, this Mutual Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

          10.   Whenever possible, each provision of this Mutual Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Mutual Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Mutual Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS MUTUAL RELEASE, I REPRESENT AND AGREE THAT:

          (a)   I HAVE READ IT CAREFULLY;

          (b)   I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

          (c)   I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

          (d)   I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

          (e)   I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS MUTUAL RELEASE, INCLUDING THE 21-DAY PERIOD REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT. I UNDERSTAND THAT I MAY EXECUTE THIS MUTUAL RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY, BUT AGREE THAT SUCH EXECUTION WILL REPRESENT A KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD;

          (f)    I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

          (g)   I HAVE SIGNED THIS MUTUAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

          (h)   I AGREE THAT THE PROVISIONS OF THIS MUTUAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
JOHN TATTERSFIELD EXECUTIVE
COMPANY RESPRESENTATIVE GT SOLAR, INC

Exhibit C

ARBITRATION PROCEDURE

        1.    Notice of Claim.    A party asserting a Claim (the "Claimant") shall deliver written notice to each party against whom the Claim is asserted (collectively, the "Opposing Party"), with a copy to the persons required to receive copies of notices under the Agreement (the "Additional Notice Parties"), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a notice of arbitration which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim and the nature and amount of any damages or other compensation or relief sought (a "Notice of Arbitration"). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of Claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such Claim accrues.

        2.    Selection of Arbitrator.    Within 20 business days after receipt of the Notice of Arbitration, the Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the "AAA") in Merrimack, New Hampshire, to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.

        3.    Arbitration Procedure.    The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.

          (a)   Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

          (b)   All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.

          (c)   Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.

          (d)   Within 20 days after receipt of the Claimant's submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the

  Claimant within 20 days of receipt of the Claimant's submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.

          (e)   Within 20 days after receipt of the Opposing Party's response, the Claimant may submit to the arbitrator a reply to the Opposing Party's response, or notification that no reply is forthcoming.

          (f)    Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.

          (g)   Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the "Final Determination"). The Final Determination shall address each issue disputed by the parties, state the arbitrator's findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.

          (h)   The award rendered by the arbitrator shall be final and non-appealable, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.

        4.    Costs of Arbitration.    As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator's fee and both parties' attorneys' fees and expenses, based upon the extent to which each party prevailed in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrator(s).

        5.    Satisfaction of Award.    If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys' fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.

        6.    Confidentiality of Proceedings.    The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

Exhibit D

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  Exhibit 10.23
MUTUAL RELEASE